                                                                    Exhibit 23.5


                   [Letterhead of DeGolyer and MacNaughton]


                                 June 22, 2001


Vintage Petroleum, Inc.
110 W. Seventh Street
Tulsa, Oklahoma 74119

Gentlemen:

     We hereby consent to the inclusion of the information included or incorporated by reference in this Registration Statement on Form S-4 to be filed on or about June 25, 2001, with respect to our estimates of the oil, condensate and natural gas reserves of the Bolivian properties of Vintage Petroleum, Inc. as of December 31, 2000, the future net revenues from such reserves, and the present value thereof, which information has been included or incorporated by reference in reliance upon our "Appraisal Report, as of December 31, 2000, on Reserves of Certain Properties in Bolivia Operated by Vintage Petroleum, Inc." and upon the authority of this firm as experts in petroleum engineering. However, we are necessarily unable to verify (i) the accuracy of future net revenues and discounted present value of future net revenues contained in these filings because our estimates of future net revenues and discounted present value of future net revenues have been combined with estimates prepared by other petroleum consultants and (ii) the accuracy of reserves estimates and the basis for changes to reserves estimates prior to December 31, 2000. We hereby further consent to the references to our firm in the "Experts" sections of such Registration Statement on Form S-4.

                              Very truly yours,

                              /s/ DeGOLYER and MacNAUGHTON

                              DeGOLYER and MacNAUGHTON